Exhibit 99.1

NEWS RELEASE

Investor/Media Contact:

Stacy Roughan

NuVasive, Inc.

1-858-909-1812

sroughan@nuvasive.com

NUVASIVE APPOINTS JASON D. HANSON AS EXECUTIVE VICE PRESIDENT,

STRATEGY, CORPORATE DEVELOPMENT AND GENERAL COUNSEL

SAN DIEGO, CA – December 1, 2015 – NuVasive, Inc. (NASDAQ: NUVA), a leading medical device company focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions, announced today that Jason D. Hanson is joining the Company as Executive Vice President, Strategy, Corporate Development and General Counsel.

Mr. Hanson brings to NuVasive more than 20 years of experience as a well-rounded business leader and legal advisor to healthcare companies. He joins NuVasive from General Electric (GE), where he served as a Corporate Vice President and a member of the senior executive team at GE Healthcare.

“I am excited to welcome Jason as a member of the NuVasive executive leadership team,” said Gregory T. Lucier, Chairman and Chief Executive Officer of NuVasive. “Jason has impeccable credentials and, in addition to his extensive legal expertise, he brings substantial strategic, operational, corporate development and M&A experience focused primarily in the healthcare industry. We are pleased to have a person of his caliber join NuVasive’s world-class leadership team as we continue to extend our position as the innovation pioneer in spine, accelerate our growth and increase market share in the global spine market.”

Mr. Hanson’s career includes law firm, government and corporate experience. He previously served as Corporate Vice President, Chief Risk Officer and General Counsel of GE Healthcare where he had global business responsibility for legal, compliance, government relations, enterprise risk management and various key corporate development activities. Prior to joining GE Healthcare, Mr. Hanson served as Company Group Chairman and Executive Vice President at Valeant Pharmaceuticals with responsibility for the company’s Consumer, Ophthalmology, Latin American and Dental businesses, as well as the manufacturing and supply chain, R&D, regulatory and medical affairs teams. Previously, he served as Executive Vice President and Chief Operating Officer at Medicis Pharmaceutical Corporation following his tenure as the company’s Executive Vice President, General Counsel and Corporate Secretary. Prior to that, Mr. Hanson served as General Counsel for GE Healthcare Technologies where he was responsible for global legal affairs. Mr. Hanson began his career with the law firm of Arnold & Porter in Washington, D.C. and later served as a prosecutor in the National Criminal Enforcement Section of the Antitrust Division of the U.S. Department of Justice. He received a bachelor’s degree from Cornell University and a law degree from Duke University School of Law. Mr. Hanson will be based at NuVasive’s corporate headquarters in San Diego, California.

In July 2015, Mr. Lucier announced changes to the NuVasive executive leadership team and reported that a search was underway to identify a new general counsel. Jason Hannon, who had served as the Company’s General Counsel since 2005, was named Executive Vice President, International in July 2015. Mr. Hanson will assume General Counsel responsibilities from Mr. Hannon. In addition, Mr. Hanson will assume Strategy and Corporate Development responsibilities from Carol Cox who had been handling those duties. Ms. Cox will transition to Executive Vice President, External Affairs and Corporate Marketing, leading External Communications inclusive of Government, Investor and Public Relations, as well as Corporate Marketing and the NuVasive Spine Foundation.

About NuVasive

NuVasive is an innovative global medical device company that is changing spine surgery with minimally disruptive surgical products and procedurally-integrated solutions for the spine. NuVasive has emerged from a small startup to become the #3 player in the $9 billion global spine market and remains focused on market share-taking strategies as the Company continues on its path to become the industry’s leading spine company. NuVasive offers a comprehensive spine portfolio of more than 90 unique products developed to improve spine surgery and patient outcomes. The Company’s principal procedural solution is its Maximum Access Surgery, or MAS®, platform for lateral spine fusion. MAS was designed to provide safer, reproducible, and clinically proven outcomes, and is a highly differentiated solution with fully integrated neuromonitoring, customizable exposure, and a broad offering of application-specific implants and fixation devices designed to address a variety of pathologies.

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company’s surgical products and procedures by spine surgeons, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive’s products (including the iGA™ platform), the Company’s ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive’s news releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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